Exhibit 99.1

Biofrontera Inc. Reports Second Quarter 2025 Financial Results and Provides a Business Update

Woburn, MA, Aug. 13, 2025 (GLOBE NEWSWIRE) — Biofrontera Inc. (NASDAQ:BFRI) (the “Company”), a biopharmaceutical company specializing in the development and commercialization of photodynamic therapy in dermatology, today reported financial results for the three and six months ended June 30, 2025 and provided a business update.

Highlights from the first six months of 2025 included the following:

●	Total revenues for the second quarter of 2025 were $9.0 million, a 15% increase from the same period of the prior year

●	For the first six months of 2025, revenue was $17.7 million, a 12% increase from the comparable period in 2024

●	Cash and cash equivalents were $7.2 million as of June 30, 2025, compared with $5.9 million at December 31, 2024

●	Agreed to major restructuring of relationship with Biofrontera AG, including acquisition of United States Intellectual Property (IP) and New Drug Applications (NDA) and control of manufacturing, supported by an addition $11 million in funding for the company

●	US patent on revised formulation of Ameluz® granted, extending patent protection through to December 2043

●	Announced last patient completing 1 year follow-up in superficial basal cell carcinoma (sBCC) Phase 3 study

●	Completed patient enrollment in Phase 3 study with Ameluz® for mild to moderate actinic keratosis (AK) on the entire body and in Phase 2b study for the treatment of moderate to severe acne vulgaris

Hermann Luebbert, Chief Executive Officer and Chairman of the Company, stated, “We have changed our approach to our business in 2025 by transforming our customer segmentation, focusing our strategy and using extended data analysis to support our sales team effectiveness. This led to two very gratifying quarters for us driven by customer growth and disciplined execution resulting in increased sales volume and higher revenues. In addition to Ameluz®   treating pre-cancerous skin lesions on the face and scalp, we are very encouraged about the potential for Ameluz® to be used more broadly to treat AK on the entire body, and the potential label extension to basal cell carcinoma and acne vulgaris.”

“In addition, we recently announced a fundamental change in our agreement with Biofrontera AG which includes acquiring  all the rights, approvals and patents to Ameluz® and RhodoLED® in the United States. This has been a long process that began June 1, 2024 when we assumed control of all clinical studies relating to Ameluz® in the United States, a move that has given us direct oversight of trial efficiency and more effective cost management. We are now in the process of transferring the US IP, NDA, and manufacturing capabilities for Ameluz® and the RhodoLED® lamps. We will pay a monthly Ameluz® royalty of 12% in years where Ameluz® revenue in the US is less than $65 million, and 15% in years when revenue exceeds that threshold.  The royalty replaces the former transfer pricing model — which required payment of 25% to 35% of the net sales price per tube depending on timing and indication. This will give us further savings on our cost of goods above those already generated by the earlier renegotiation of the transfer pricing model.”

Prof. Luebbert concluded by saying “The $11 million investment we secured, the fundamental restructuring in our agreement with Biofrontera AG and the improvements we have made this year in our promotional strategy and sales effectiveness have led to significant increases in volume and revenue in the first half of 2025 and have positioned us strongly for the rest of the year and beyond”.

Second Quarter Financial Results

Total revenues for the second quarter of 2025 were $9.0 million compared with $7.8 million for the second quarter of 2024. This increase was driven by both a 5% higher unit sales price and a 9.5% increase in sales volume of Ameluz® in the second quarter of 2025. The higher sales volume of Ameluz® was due to improvements in direct sales team effectiveness.

Total operating expenses were $14.1 million for the second quarter of 2025 compared with $12.9 million for the second quarter of 2024. Cost of revenues decreased by $1.7 million, or 41.8% as compared to the three months ended June 30, 2024. This was primarily due to the reduced Ameluz® cost agreed upon with Biofrontera AG in relation to taking over clinical trial costs.

Selling, general and administrative expenses were $10.5 million for the second quarter of 2025 compared with $7.9 million for the second quarter of 2024. The increase was primarily driven by a $3.4 million increase in legal costs, partially offset by $0.5 million in personnel savings within both the direct sales team and general and administrative staff and a $0.3 million decrease in miscellaneous general and administrative expenses.

The net loss for the second quarter of 2025 was $5.3 million, compared with a net loss of $0.3 million  for the prior-year quarter. The increase in the net loss is attributed to the $5.4 million non-cash fluctuation in the change in fair value of warrants of in 2024.

Adjusted EBITDA for the second quarter of 2025 was negative $5.1 million compared with negative $4.7 million for the second quarter of 2024, driven by higher legal costs offset by lower cost of goods sold.  We look at Adjusted EBITDA, a non-GAAP financial measure, as a better indication of ongoing operations and this measurement is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

Please refer to the table below which presents a GAAP to non- GAAP reconciliation of Adjusted EBITDA for the second quarters of 2025 and 2024.

Six Month Financial Results

Total revenues were $17.6 million for the first half of 2025 compared with $15.8 million for the first half of 2024. This 12% increase was driven by a higher unit sales price contributing $0.6 million and increased sales volume of Ameluz® contributing $1.0 million, as well as a $0.3 million increase in sales of the RhodoLED® Lamps. The higher sales volume of Ameluz® was due to improvements in direct sales team effectiveness.

Total operating expenses were $27.2 million for the first half of 2025 compared with $26.3 million for the first half of 2024. Increased legal expense was offset by reduced operational cost. Cost of revenues decreased from the prior year to $5.5 million for the first six months of 2025 compared to $8.0 million for the first half of 2024 due to the reduced transfer price agreed upon with Biofrontera AG in February 2024 in relation to taking over clinical development costs.

Selling, general and administrative expenses increased to $19.2 million compared to $17.2 million in the prior year. The increase was primarily attributable to a $4.4 million increase in legal expenses. The increased legal expenses were partially offset by savings in personnel expenses of $0.9 million due to headcount fluctuations in our direct sales and administrative teams, as well as a decrease of $0.5 million in expenses relating to sales support functions and a decrease of $0.4 million in issuance costs.

Adjusted EBITDA was negative $9.5 million for the first half of 2024 compared with negative $9.3 million for the first half of 2024.

Conference Call Details

Conference call: Thursday, August 14, 2025 at 10:00 AM ET

Toll Free: 1-877-877-1275 (U.S. toll-free) International: 1-412-858-5202

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=eaQgqzXL

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions.. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Contacts Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the Company’s revenue guidance, business and marketing strategy, revenue growth, sales force productivity, growth strategy, liquidity and cash flow, potential to expand the label of Ameluz®, available market opportunities for Ameluz®, ongoing clinical trials, and other statements that are not historical facts. The words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential”, “target”, “goal”, “assume”, “would”, “could” or similar words are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events; nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, our reliance on sales of products we currently license from other companies as our sole source of revenue; the success of our competitors in developing generic topical dermatological products that successfully compete with our licensed products; the success of our principal licensed product, Ameluz®; the ability of the Company’s licensors to establish and maintain relationships with contract manufacturers that are able to supply the Company with enough of our products to meet our demand; the ability of our licensors or their manufacturing partners to supply the licensed products that we market in sufficient quantities and at acceptable quality and cost levels, and to fully comply with current good manufacturing practice or other applicable manufacturing regulations; the ability of our licensors to successfully defend or enforce patents related to our licensed products; the availability of insurance coverage and medical expense reimbursement for our licensed products; the impact of legislative and regulatory changes; competition from other pharmaceutical and medical device companies and existing treatments, such as simple curettage and cryotherapy; the Company’s ability to achieve and sustain profitability; the Company’s ability to obtain additional financing as needed to implement its growth strategy; the Company’s ability to retain and hire key personnel; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not undertake to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release, except as required by law.

(Tables follow)

BIOFRONTERA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,239	$5,905
Investment, related party	9	7
Accounts receivable, net	3,955	5,315
Inventories, net	4,028	6,646
Prepaid expenses and other current assets	331	527
Asset held for sale	2,300	2,300
Other assets, related party	953	-

Total current assets	18,815	20,700

Property and equipment, net	37	80
Operating lease right-of-use assets	729	903
Intangible assets, net	26	35
Other assets	535	383

Total assets	$20,142	$22,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	4,268	1,856
Accounts payable, related parties, net	670	5,344

Operating lease liabilities	443	548
Advance from Stockholders	8,500	-
Accrued expenses and other current liabilities	5,806	4,273

Total current liabilities	19,687	12,021

Long-term liabilities:
Convertible notes payable, net	4,338	4,098
Warrant liabilities	548	1,250
Operating lease liabilities, non-current	223	276
Other liabilities	14	23

Total liabilities	24,810	17,668

Commitments and contingencies

Stockholders’ (deficit) equity:
Preferred Stock $0.001 par value; 20,000,000 shares authorized; no Series B-1 issued; 2,641 and 3,366 Series B-2; 6,593 and 6,763 Series B-3 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	-	-
Common Stock $0.001 par value; 70,000,000 shares authorized; 10,138,567 and 8,873,932 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	9	9
Additional paid-in capital	122,259	121,833
Accumulated deficit	(126,936)	(117,409)

Total stockholders’ (deficit) equity	(4,668)	4,433

Total liabilities and stockholders’ equity	$20,142	$22,101

BIOFRONTERA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Product revenues, net	$9,030	$7,831	$17,617	$15,732
Revenues, related party	-	8	-	18

Total revenues, net	9,030	7,839	17,617	15,750

Operating expenses
Cost of revenues, related party	2,380	4,092	5,455	8,038
Cost of revenues, other	262	250	455	421

Selling, general and administrative	10,528	7,915	19,183	17,163
Selling, general and administrative, related party	69	32	76	29
Research and development	870	621	2,077	637

Total operating expenses	14,109	12,910	27,246	26,288

Loss from operations	(5,079)	(5,071)	(9,629)	(10,538)

Other income (expense)
Change in fair value of warrants	153	5,438	702	2,009
Change in fair value of investment, related party	2	(14)	2	(11)
Loss on debt extinguishment	-	-	-	(316)
Interest expense, net	(115)	(596)	(220)	(2,003)
Other income, net	(264)	6	(363)	186

Total other income (expense)	(224)	4,834	121	(135)

Loss before income taxes	(5,303)	(237)	(9,508)	(10,673)
Income tax expense	21	20	19	21

Net loss	$(5,324)	$(257)	$(9,527)	$(10,694)

Loss per common share:
Basic and diluted	$(0.57)	$(0.05)	$(1.05)	$(2.45)

Weighted-average common shares outstanding:
Basic and diluted	9,351,557	5,091,353	9,108,091	4,357,474

BIOFRONTERA INC.

GAAP TO NON-GAAP ADJUSTED EBITDA RECONCILIATION

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(5,324)	$(257)	$(9,527)	$(10,694)
Interest expense, net	115	596	220	2,003
Income tax expenses	21	20	19	21
Depreciation and amortization	22	130	46	258
EBITDA	(5,166)	489	(9,242)	(8,412)
Loss on debt extinguishment	-	-	-	316
Change in fair value of warrant liabilities	(153)	(5,438)	(702)	(2,009)
Change in fair value of investment, related party	(2)	14	(2)	11
Stock based compensation	187	204	426	432
Expensed issuance costs	-	-	-	354
Adjusted EBITDA	$(5,135)	$(4,731)	$(9,520)	$(9,308)
Adjusted EBITDA margin	-56.9%	-60.3%	-54.0%	-59.1%